Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CATASYS, INC.

Catasys, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:  That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to decrease the number of authorized shares of common stock and (ii) declaring this Certificate of Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND:  That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

THIRD:  That upon the effectiveness of this Certificate of Amendment (the “Effective Time”), the first paragraph of Article FOURTH of the Certificate of Incorporation is hereby amended and restated as follows:

“FOURTH:  1.  The authorized capital stock of the Corporation shall consist of 550,000,000 shares, of which 500,000,000 shares shall be designated as Common Stock, each with a par value of $0.0001 per share (the “Common Stock”), and fifty million (50,000,000) shares shall be designated as Preferred Stock, each with a par value $0.0001 per share (the “Preferred Stock”).”

FOURTH:  That the Effective Time of this Certificate of Amendment shall be upon filing with the Secretary of State of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 6th day of August, 2012.

CATASYS, INC.

By:	/s/ Susan Etzel
Name: Susan Etzel
Title: Chief Financial Officer